Exhibit 99.1

TTEC Increases its Credit Facility to $1.2 Billion

DENVER, March 29, 2021 – TTEC Holdings, Inc. (NASDAQ: TTEC), one of the largest, global CX (customer experience) technology and services innovators for end-to-end digital CX solutions, announced today that it has amended its credit facility by exercising its accordion feature to increase the total commitments by $300 million to $1.2 billion.

The credit facility will provide TTEC with increased financial capacity and flexibility to support growth-oriented investments, strategic acquisitions, and discretionary capital distributions. The $300 million increase in the credit facility is in the form of a term loan, which will become due on February 14, 2024, contemporaneously with the expiration of the $900 million revolving line of credit.

"We are pleased with the outcome of our credit facility upsizing initiative," commented Paul Miller, senior vice president and treasurer of TTEC. "We achieved our objective to increase the commitment amount while maintaining favorable terms and conditions. TTEC’s executive leadership highly values the strong partnership with our relationship banks and their continuing support of our business and strategy."

Incremental commitments were provided by a syndicate of banks arranged by Wells Fargo, N.A., including Bank of America N.A., U.S. Bank N.A., PNC Bank, N.A., Bank of the West, and Northern Trust, N.A.

ABOUT TTEC

TTEC Holdings, Inc. (NASDAQ: TTEC) is one of the largest, global CX (customer experience) technology and services innovators for end-to-end, digital CX solutions. The Company delivers leading CX technology and operational CX orchestration at scale through its proprietary cloud-based CXaaS (Customer Experience as a Service) platform.  Serving iconic and disruptive brands, TTEC's outcome-based solutions span the entire enterprise, touch every virtual interaction channel, and improve each step of the customer journey. Leveraging next gen digital and cognitive technology, the Company’s Digital business designs, builds, and operates omnichannel contact center technology, conversational messaging, CRM, automation (AI / ML and RPA), and analytics solutions.  The Company’s Engage business delivers digital customer engagement, customer acquisition & growth, content moderation, fraud prevention, and data annotation solutions. Founded in 1982, the Company’s singular obsession with CX excellence has earned it leading client NPS scores across the globe. The company's nearly 61,000 employees operate on six continents and bring technology and humanity together to deliver happy customers and differentiated business results. To learn more visit us at https://www.ttec.com

Investor Relations Contact Paul Miller +1.303.397.8641	Public Relations Contact Nick Cerise +1.303.397.8331	Address 9197 South Peoria Street Englewood, CO 80112	Contact ttec.com +1.800.835.3832